Exhibit 10.40

Dated  11 May 2016

MONTE CARLO SEVEN SHIPPING COMPANY LIMITED
as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
 as Lenders
and

NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Agent, Swap Bank
 and Security Trustee

LOAN AGREEMENT

relating to a facility of up to $23,185,000 to finance
part of the construction cost of a 50,000 deadweight tons product tanker with Hull No. S414 (tbn "STENAWECO EXCELLENCE")
currently under construction by Hyundai-Vinashin Shipyard Co. Ltd.

Index
Clause		Page
1	Interpretation	1
2	Facility and designated transactions	18
3	Position of the Lenders and Swap Bank	19
4	Drawdown	20
5	Interest	21
6	Interest Periods	23
7	Default Interest	23
8	Repayment and Prepayment	25
9	Conditions Precedent	27
10	Representations and Warranties	28
11	General Undertakings	32
12	Corporate Undertakings	36
13	Insurance	37
14	Ship covenants	43
15	Security Cover	48
16	Payments and Calculations	50
17	Application of Receipts	52
18	Application of Earnings; Swap Payments	53
19	Events of Default	54
20	Fees and Expenses	59
21	Indemnities	60
22	No set-off or Tax Deduction	63
23	Illegality, Etc.	65
24	Increased Costs	66
25	Set-Off	68
26	Transfers and Changes in Lending offices	68
27	Variations and Waivers	73
28	Notices	74
29	Supplemental	76
30	Bail-In	76
31	Law and Jurisdiction	77
Schedule 1 Lenders and commitments		78
Schedule 2 Drawdown Notice		79
Schedule 3		80
Schedule 4 Transfer Certificate		83
Schedule 5 Designation Notice		87
Schedule 6		88
Form of Compliance Certificate		88
Execution Page		89

THIS AGREEMENT is made on 11 May 2016
PARTIES
(1)	MONTE CARLO SEVEN SHIPPING COMPANY LIMITED, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and registered as a foreign maritime entity under the laws of Liberia (the "Borrower");
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;
(3)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, 30159 Hannover, Germany, as Agent;
(4)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, 30159 Hannover, Germany, as Security Trustee; and
(5)	NORDDEUTSCHE LANDESBANK GIROZENTRALE acting through its office at Friedrichswall 10, 30159 Hannover, Germany, as Swap Bank.
BACKGROUND
(A)	The Lenders have agreed to make available to the Borrower a senior secured term loan facility in an amount not exceeding the lesser of (i) $23,185,000, (ii) 75.5 per cent. of the Contract Price and (iii) 65 per cent. of the Initial Market Value of the Ship for the purpose of financing part of the construction cost of the Ship.
(B)	The Swap Bank has agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower's exposure under this Agreement to interest rate fluctuations.
(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.
OPERATIVE PROVISIONS
IT IS AGREED as follows:
1	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Account Security Deed"  means a deed or deeds creating security in respect of the Earnings Account and the Debt Service Reserve Account in the Agreed Form;
"Affected Lender"  has the meaning given in Clause 5.7;
"Agency and Trust Agreement"  means the agency and trust agreement dated the same date as this Agreement and made between the same parties;
"Agent"  means Norddeutsche Landesbank Girozentrale, acting in such capacity through its office at Friedrichswall 10, 30159 Hannover, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Agreed Form"  means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all of the Lenders), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;
"Approved Broker" means Allied Shipbroking Inc., Arrow Shipbrokers, Barry Rogliano Salles Shipbrokers, Fearnleys AS, H. Clarkson & Co. Ltd, Ingenieurbüro Weselmann, Maersk Brokers K/S, SSY Valuation Services Limited and any other independent sale and purchase shipbroker as may be approved by the Agent in writing from time to time (or such subsidiary or other company in the same corporate group through which valuations are commonly issued) and, in the plural, means all of them;
 "Approved Flag"  means the Liberian flag or such other flag as the Agent may approve as the flag on which the Ship is or, as the case may be, shall be registered;
"Approved Flag State"  means Liberia or any other country in which the Agent may approve (such approval not to be unreasonably withheld or delayed) that the Ship is or, as the case may be, shall be registered;
"Approved Initial Charter" means, in respect of the Ship, a time charter dated 17 July 2014 and made between the Borrower and the Approved Initial Charter with a firm duration of at least 3 years (without taking into account any optional extensions) and at a gross daily charter hire rate of the lesser of (i) $16,200 and (ii) an amount at least equal to the Debt Service;
"Approved Initial Charterer" means Stena Weco AS of Rungsted Strandvej 113, 2960  Rungsted Kyst, Denmark;
"Approved Manager" means Central Mare Inc. as technical manager, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and Central Shipping Monaco SAM as commercial manager, a company organised in Monaco having its registered office at Palaias de la Scala, 1 Avenue Henry Dunant, Monaco MC 98000 or any other management company which the Agent (acting on the instructions of the Majority Lenders) may approve (such approval not to be unreasonably withheld or delayed) from time to time as the commercial, technical and/or operational manager of the Ship;
"Approved Manager's Undertaking" means a letter of undertaking including (inter alia) an assignment of each Approved Manager's rights, title and interests in the Insurances executed or, as the context may require, to be executed by that Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as commercial or (as applicable) technical manager of the Ship and subordinating its rights against the Ship to the rights of the Lenders under the Finance Documents and, in the plural, means both of them;
"Assignable Charter" means any time charterparty, consecutive voyage charter or contract of affreightment in respect of the Ship (including the Approved Initial Charter) of a duration (or capable of exceeding a duration) of 12 months or more and any guarantee of the obligations of the charterer under such charter and any bareboat charter in respect of the Ship and any guarantee of the obligations of the charterer under such bareboat charter, entered or to be entered into by the Borrower and a charterer or, as the context may require, bareboat charter which is, in each case, to be assigned on a best efforts basis by the Borrower in accordance with the provisions of this Agreement;
"Availability Period"  means the period commencing on the date of this Agreement and ending on:
(a)	the date falling 270 days after the Contractual Delivery Date (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
"Bail-In Action" means the exercise of any Write-down and Conversion Powers;
"Bail-In Legislation" means:
(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
"Balloon Instalment" has the meaning given in Clause 8.1(b);
"Basel II" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;
"Basel III" means, together:
(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";
"Borrower" means Monte Carlo Seven Shipping Company Limited, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and registered as a foreign maritime entity under the laws of Liberia (and includes its successors);
"Builder"  means Hyundai-Vinashin Shipyard Co. Ltd, a corporation incorporated and existing under the laws of Vietnam with its registered office at 01 My Giang, Ninh Phuoc, Ninh Hoa, Khanh Hoa, Vietnam;
"Business Day"  means a day on which banks are open in Frankfurt, Hannover, London and Athens, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City and  in respect of a day on which a payment is required to be made under the Shipbuilding Contract, also in Seoul;
"Charterparty Assignment"  means an assignment of the rights of the Borrower under any Assignable Charter and any charter guarantee relative thereto executed or, as the context may require, to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;
"Code" means the US Internal Revenue Code of 1986;
"Commitment"  means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);
"Compliance Certificate" means a certificate in the form set out in Schedule 6;
"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;
"Contract Price"  means the aggregate of the (i) price payable under Article II of the Shipbuilding Contract (being $30,600,000, subject to adjustment as provided in Article III of the Shipbuilding Contract) and (ii) the amount payable by the Borrower to the Builder in respect of additional costs approved by the Lenders (being $115,000);
"Contractual Currency"  has the meaning given in Clause 21.4;
"Contractual Delivery Date" means the date on which the Ship is schedule to be delivered by the Builder to the Borrower pursuant to Article VII of the Shipbuilding Contract (being 30 April 2016);
"Contribution"  means, in relation to a Lender, the part of the Loan which is owing to that Lender;
"Creditor Party"  means the Agent, the Security Trustee, any Lender or the Swap Bank, whether as at the date of this Agreement or at any later time;
"Debt Service" means the sums incurred by the Borrower in respect of the payment of principal of, and accrued interest on, the Loan pursuant to this Agreement;
"Debt Service Reserve Account" means an account in the name of the Borrower with the Agent designated "Monte Carlo Seven Shipping Company Limited - Debt Service Reserve Account", or any other account (with the Agent or with another bank or financial institution acceptable to the Agent in all respects) which is designated by the Agent as the Debt Service Reserve Account for the purposes of this Agreement;
"Delivery Date" means the date on which title and possession of the Ship is transferred from the Builder to the Borrower  in accordance with the Shipbuilding Contract;
"Designated Transaction" means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender;
(b)	its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and
(c)	it is designated by the Agent, by delivery by the Agent to the Borrower of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;

"Dollars" and "$"  means the lawful currency for the time being of the United States of America;
"Drawdown Date"  means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;
"Drawdown Notice"  means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);
"Earnings"  means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;
(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and
(vii)	contribution of any nature whatsoever in respect of general average; and and
(b)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vii) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;
"Earnings Account"  means an account in the name of the Borrower with the Agent designated "Monte Carlo Seven Shipping Company Limited‑ Earnings Account" with account number 1800 009 210 (IBAN: DE70 2505 0000 1800 0092 10) or any other account (with that or another office of the Agent or with any other bank or financial institution acceptable to the Agent) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;
"EBITDA" means Earnings before interest, tax, depreciation and amortization, excluding extraordinary and non-cash items and lease payments;
"Environmental Claim"  means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident"  means:
(a)	any release of Environmentally Sensitive Material from the Ship; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;
"Environmental Law"  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material"  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
"Event of Default"  means any of the events or circumstances described in Clause 19.1;
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.;
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;
"Final Repayment Date" means the date falling on the seventh anniversary of the Drawdown Date;
"Finance Documents"  means:
(a)	this Agreement;
(b)	the Agency and Trust Agreement;
(c)	the Guarantee;
(d)	the Mortgage;
(e)	the General Assignment
(f)	the Shares Security Deed;
(g)	any Charterparty Assignment;
(h)	the Warranty Assignment;
(i)	any Account Security Deed;
(j)	the Master Agreement;
(k)	the Master Agreement Assignment;
(l)	the Manager's Undertakings; and
(m)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Bank under this Agreement or any of the other documents referred to in this definition;
"Financial Indebtedness"  means, in relation to a person (the "debtor"),  any actual or contingent liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount;
(f)	under receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis); or
(g)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;
"Financial Year"  means, in relation to the Borrower, the Guarantor and the Group, each period of 1 year commencing on 1 January in respect of which their individual or, as the case may be, consolidated accounts are or ought to be prepared;
"Fleet Vessels"  means all of the vessels (including, but not limited to, the Ship) from time to time wholly owned by members of the Group (each a "Fleet Vessel");
"GAAP"  means the generally accepted accounting principles as from time to time in effect in the United States of America (including IFRS);
"General Assignment"  means a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;
"Guarantee" means an irrevocable and unconditional guarantee by the Guarantor of the Borrower's liabilities under this Agreement and the other Finance Documents in the Agreed Form;
"Guarantor" means Top Ships Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960;
"Group" means, together, the Borrower, the Guarantor and its subsidiaries (direct or indirect) from time to time during the Security Period and "member of the Group" shall be construed accordingly;
"IAPPC" means an International Air Pollution Prevention Certificate for the purposes of MARPOL Annex VI, "Regulations for the Prevention of Air Pollution from Ships";
"IFRS" means International Financial Reporting Standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;
"Initial Charter Delivery Date" means the date on which the Ship is unconditionally delivered to the Initial Approved Charterer in accordance with the terms of the Approved Initial Charter;
"Initial Market Value"  means the Market Value of the Ship calculated in accordance with the valuation(s) referred to in paragraph 6 of Schedule 3, Part B;
"Instalment" has the meaning given in Clause 8.1(a);
"Insurances" means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;
"Interest Period"  means a period determined in accordance with Clause 6;
"Interpolated Screen Rate" means, in relation to LIBOR for an Interest Period, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than that Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds that Interest Period, each as of 11.00 a.m. (London time) on the Quotation Date for the currency of the Loan;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code"  means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;
"ISSC"  means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Lender"  means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) or its transferee, successor or assign;
"LIBOR" means, for an Interest Period:
(a)	the applicable Screen Rate;
(b)	(if no Screen Rate is available for that Interest Period) the Interpolated Screen Rate; or
(c)	if:
(i)	no Screen Rate is available for the currency of the Loan; or
(ii)	no Screen Rate is available for that Interest Period and it is not possible to calculate an Interpolated Screen Rate, the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (London time) on the Quotation Date for the currency of the Loan and for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero;
"Liquidity Costs" means if the Loan is drawn:
(a)	during the period commencing on 17 May 2016 and ending on 31 May 2016, 1.43 per cent.; and
(b)	at all other times, such other rate as the Lenders may determine (in their sole and absolute discretion);
"LSW 1189" means the London Standard Wording for marine insurances which incorporates the German direct mortgage clause;
"Loan"  means the principal amount for the time being outstanding under this Agreement;
"Major Casualty"  means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;
"Majority Lenders"  means:
(a)	before the Loan has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and
(b)	after the Loan has been made, Lenders whose Contributions total 66.66 per cent. of the Loan,
"Margin"  means 2 per cent. per annum;
"Market Value" means at any time the market value of the Ship determined in accordance with Clause 15.3;
"Master Agreement"  means the master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) in the Agreed Form made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;
"Master Agreement Assignment"  means, the assignment of the Master Agreement in the agreed form;
"Mortgage"  means the first preferred or, as the case may be, priority ship mortgage on the Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto executed or, as the context may require to be executed by the Borrower in favour of the Security Trustee in the Agreed Form;
"Negotiation Period"  has the meaning given in Clause 5.10;
"Net Interest Expenses" means Interest expense of the period relating to senior secured indebtedness including swap related inflows and outflows;
"Notifying Lender"  has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
"Party" means a party to this Agreement;
"Payment Currency"  has the meaning given in Clause 21.4;

"Permitted Security Interests"  means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;
(e)	liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);
(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses while the Borrower is prosecuting or defending such action in good faith by appropriate steps; and
(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
"Pertinent Document"  means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);
"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company, maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);
"Pertinent Matter"  means:
(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
"Pistiolis Family"  means, together, each of the following:
(a)	Mr. Evangelos John Pistiolis;
(b)	all the lineal descendants in direct line of Mr. Evangelos John Pistiolis;
(c)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;
(d)	the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and
(e)	each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (d) of this definition, and each one of the above shall be referred to as "a member of the Pistiolis Family";
"Potential Event of Default"  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;
"Quotation Date means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);
"Reference Banks"  means, subject to Clause 26.16, JP Morgan Chase and the London branch of any other bank or financial institution selected by the Agent and in the singular means any of them;
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by each Reference Bank as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in Dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;

"Relevant Person"  has the meaning given in Clause 19.9;
"Repayment Date"  means a date on which a repayment is required to be made under Clause 8;
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";
"Resolution Authority" means anybody which has authority to exercise any Write-down and Conversion Powers;
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America regardless of whether the same is or is not binding on any Security Party; or
(b)	otherwise imposed by any law or regulation binding on a Security Party or to which a Security Party is subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);
"Screen Rate"  means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the ICE Benchmark Administration Limited Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;
"SEC" means the US Securities Exchange Commission;
"Secured Liabilities"  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document;  and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Interest"  means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
"Security Party"  means the Guarantor, each Approved Manager and any other person (except a Creditor Party), who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents" and, in the plural, means all of them;

"Security Period"  means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:
(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;
(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and
(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
"Security Trustee"  means Norddeutsche Landesbank Girozentrale, acting in such capacity through its office at Friedrichswall 10, 30159 Hannover, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;
"Servicing Bank" means the Agent or the Security Trustee;
"Shares Security Deed"  means a deed creating security over the share capital of the Borrower in the Agreed Form;
"Ship " means  the product tanker of 50,000 metric tons deadweight with Hull Number S414 which is currently under construction by the Builder for, and to be purchased by, the Borrower pursuant to the Shipbuilding Contract and, upon delivery, to be registered in the name of the Borrower under an Approved Flag with the name "STENAWECO EXCELLENCE";
"Shipbuilding Contract" means the shipbuilding contract dated 13 April 2013 entered into between the Builder and the Borrower in respect of the design, construction and sale of the Ship and shall include any schedules and exhibits thereto (as may be supplemented and/or amended from time to time in accordance with the terms of this Agreement);
"Six Months' Debt Service"  means, in respect of each six-month period from the third anniversary of the Initial Charter Delivery Date and at all times thereafter, the aggregate of the amount in respect of any principal payments payable by the Borrower under the Loan Agreement for that period;
"SMC"  means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code;
"Swap Bank"  means Norddeutsche Landesbank Girsozentrale acting in such capacity through its office at Friedrichswall 10, 30159 Hannover, Germany;
"Swap Counterparty"  means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank;

"Swap Exposure"  means, as at any relevant date and in relation to the Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Counterparty;
"Total Assets"  means the sum of all assets as presented on the Borrower's balance sheet;
"Total Debt"  means the amount of senior secured debt outstanding together with the positive or negative position of the swaps;
"Total Loss"  means:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;
(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority unless it is within 60 days from the date of such occurrence redelivered to the Borrower's full control excluding a requisition for hire for a fixed period not exceeding 90 days without any right to an extension; and
(c)	any arrest, capture, seizure, confiscation or detention of the Ship (including any hijacking or theft) unless it is within 30 days redelivered to the Borrower's full control;
"Total Loss Date"  means:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
"Transaction"  has the meaning given in the Master Agreement;
"Transfer Certificate"  has the meaning given in Clause 26.2;
"Trust Property"  has the meaning given in clause 3.1 of the Agency and Trust Agreement;
"Underlying Document"  means the Shipbuilding Contract and any Assignable Charter from time to time in place and, in the plural, means all of them;
"US Tax Obligor" means:
(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes; and
"Warranty Assignment" means  an assignment of the Borrower's rights in connection with the Builder's warranties pursuant to Article IX of the Shipbuilding Contract; and
"Write-down and Conversion Powers" means:
(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(b)	in relation to any other applicable Bail-In Legislation:
(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction of certain terms
In this Agreement:
"administration notice"  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved"  means, for the purposes of Clause 13, approved in writing by the Agent at its discretion;
"asset"  includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company"  includes any partnership, joint venture and unincorporated association;
"consent"  includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability"  means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document"  includes a deed; also a letter or fax;
"excess risks"  means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"expense"  means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law"  includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council;
"legal or administrative action"  means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability"  includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months"  shall be construed in accordance with Clause 1.3;
"obligatory insurances"  means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;
"parent company"  has the meaning given in Clause 1.4;
"person"  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy",  in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks"  means the usual risks covered by a protection and indemnity association which is a member of the International Group of Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
"regulation"  includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental body, intergovernmental or supranational, agency, department or regulatory, self‑regulatory or other authority or organisation;
"subsidiary"  has the meaning given in Clause 1.4;
"tax"  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks"  includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83); and
"which is continuing" or "is continuing", a Potential Event of Default is continuing if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
1.3	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.
1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:
(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by or are indirectly attributable to P; or
(b)	P has direct control over a majority of the voting rights attaching to the issued shares of S; or
(c)	P has the direct power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct power to ensure that the affairs of S are conducted in accordance with the wishes of P;
and any company of which S is a subsidiary is a parent company of S.
1.5	General Interpretation
In this Agreement:
(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.
1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2	FACILITY AND DESIGNATED TRANSACTIONS
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a senior secured post-delivery term loan facility, in a single advance, in an amount of up to the lesser of (i) $23,185,000, (ii) 65 per cent. of the Initial Market Value and (iii) 75.5 per cent. of the Contract Price.

2.2	Lenders' participations in Loan
Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Loan
The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.
2.4	Designated Transactions under Master Agreement
At any time during the Security Period, the Borrower may request the Swap Bank to conclude Designated Transactions for the purpose of hedging exposure to interest rate fluctuations in the context of their interest payment obligations under this Agreement Provided that the Swap Exposure shall not exceed the amount of the Loan at any time. The entry by the Swap Bank into the Master Agreement does not commit the Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time. The Swap Bank may, syndicate its exposure under the Master Agreement.
3	POSITION OF THE LENDERS AND SWAP BANK
3.1	Interests several
The rights of the Lenders and of the Swap Bank under this Agreement and under the Master Agreement are several.
3.2	Individual right of action
Each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under the Master Agreement without joining the Agent, the Security Trustee, any other Lender or the Swap Bank as additional parties in the proceedings.
3.3	Proceedings requiring Majority Lender consent
Except as provided in Clause 3.2, neither Lender nor the Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or the Master Agreement without the prior consent of the Majority Lenders.
3.4	Obligations several
The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of the Swap Bank to perform its obligations under the Master Agreement shall not result in:
(a)	the obligations of the other Lenders or the Swap Bank being increased; nor

(b)	the Borrower, any Security Party, any other Lender or the Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under the Master Agreement, and in no circumstances shall a Lender or the Swap Bank have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement or the Master Agreement.
4	DRAWDOWN
4.1	Request for advance of Loan
Subject to the following conditions, the Borrower may request the Loan to be borrowed by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hannover time) 2 Business Days prior (or any shorter period as may be agreed by the Agent) to the intended Drawdown Date.
4.2	Availability
The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date has to be a Business Day during the Availability Period; and
(b)	the amount of the Loan shall not exceed an amount equal to the lesser (i) $23,185,000 (ii) 65 per cent. of the Initial Market Value and (iii) 75.5 per cent. of the Contract Price; and
(c)	the amount of the Loan shall not exceed the Total Commitments.
4.3	Notification to Lenders of receipt of a Drawdown Notice
The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Loan and the Drawdown Date;
(b)	the amount of that Lender's participation in the Loan; and
(c)	the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable
A Drawdown Notice must be signed by an officer of the Borrower and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.
4.5	Lenders to make available Contributions
Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.
4.6	Disbursement of Loan
Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:
(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Loan to third party
The payment by the Agent under Clause 4.6 shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.
5	INTEREST
5.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.
5.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Liquidity Costs and (iii) LIBOR for that Interest Period.
5.3	Payment of accrued interest
Accrued interest shall be paid on the last day of each Interest Period and in the case of an Interest Period of longer than 3 months (subject to the prior agreement of the Agent in accordance with Clause 6.2), accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest
The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period,
as soon as reasonably practicable after each is determined.
5.5	Obligation of a Reference Bank to quote
A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 26.18.
5.6	Absence of quotations by a Reference Bank
If a Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by any other Reference Bank or Banks; but if no Reference Bank provides a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.
5.7	Market disruption
The following provisions of this Clause 5 apply if:
(a)	LIBOR is to be determined by reference to the Reference Banks and no Reference Bank or only one of the Reference Banks does or, if there is only one Reference Bank at the relevant time, the Reference Bank does not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, a Lender notifies the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its Contribution (or any part of it) during the Interest Period in the London interbank market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or
(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London interbank market in order to fund its Contribution (or any part of it) during the Interest Period.
5.8	Notification of market disruption
The Agent shall promptly notify the Borrower and each of the Lenders and the Swap Bank stating the circumstances falling within Clause 5.7 which have caused its notice to be given.
5.9	Suspension of drawdown
If the Agent's notice under Clause 5.8 is served before the Loan is borrowed:
(a)	in the case falling within Clause 5.7(a), the Lenders' obligations to make available the Loan; and
(b)	in the case falling within Clause 5.7(b), the Affected Lender's obligation to participate in the Loan, shall be suspended while the circumstances referred to in the Agent's notice continue.
5.10	Negotiation of alternative rate of interest
If the Agent's notice under Clause 5.8 is served after the Loan is borrowed, the Borrower, the Agent, the Lenders or (as the case may be) the Affected Lender and the Swap Bank shall use reasonable endeavours to agree, within 15 days after the date on which the Agent serves its notice under Clause 5.8 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.
5.11	Application of agreed alternative rate of interest
Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.
5.12	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and the Liquidity Costs (if any) and thereafter provide to the Borrower (upon its request) with evidence in respect of the calculation of the cost of funding of the Lenders or (as the case may be) the Affected Lender; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.
5.13	Notice of prepayment
If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days' notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments
A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and
(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Liquidity Costs (if any).
5.15	Application of prepayment
The provisions of Clause 8 shall apply in relation to the prepayment.
6	INTEREST PERIODS
6.1	Commencement of Interest Periods
The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods
Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	3 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Hannover time) 5 Business Days before the commencement of the Interest Period if no such other period is agreed with the Borrower and the Agent in accordance with paragraph (b); or
(b)	such other period as the Agent may, with the authorisation of the Lenders, agree with the Borrower.
6.3	Duration of Interest Periods for Instalments
In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
6.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Hannover time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be 3 months.
7	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
7.2	Default rate of interest
Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 per cent. above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest
The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);
(b)	the aggregate of the Margin and the Liquidity Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or
(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.
7.4	Notification of interest periods and default rates
The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.
7.5	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreement
For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.
8	REPAYMENT AND PREPAYMENT
8.1	Amount of Instalments
The Borrower shall repay the Loan by:
(a)	twenty-eight (28) consecutive quarterly instalments, the first twelve (12) of which will be in the amount of $511,450 each and the subsequent sixteen (16) instalments will be in the amount of $473,000 each (each an "Instalment" and, together, the "Instalments"); and
(b)	a balloon instalment in the amount of $9,479,600 (the "Balloon Instalment"),
Provided that if the amount drawdown under this Agreement is less than the maximum amount permitted pursuant to the terms hereof, each Instalment and the Balloon Instalment shall be reduced pro rata by an amount equal to the undrawn amount.
8.2	Repayment Dates
The first Instalment shall be repaid on the date falling 3 months from the Drawdown Date, each subsequent Instalment shall be repaid at three-monthly intervals thereafter and the last Instalment shall be repaid, together with the Balloon Instalment on the Final Repayment Date.
8.3	Final Repayment Date
On the Final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.
8.4	Voluntary prepayment
Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.
8.5	Conditions for voluntary prepayment
The conditions referred to in Clause 8.4 are that:
(a)	a partial prepayment shall be in an amount of $250,000 or a multiple of $250,000;
(b)	the Agent has received from the Borrower at least 10 Business Days' prior written notice (in each case, a "Prepayment Notice") specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with;
(d)	that the Borrower has complied with Clause 8.11 on or prior to the date of prepayment; and
(e)	the Borrower has paid, by the date of such prepayment, the relevant Prepayment Fee pursuant to Clause 8.9.
8.6	Effect of notice of prepayment
A Prepayment Notice may not be withdrawn or amended without the consent of the Agent, such consent not to be unreasonably withheld or delayed, given with the authorisation of the Majority Lenders, and, in the case of a prepayment notice, the amount specified in that Prepayment Notice shall become due and payable by the Borrower on the date for prepayment specified in that Prepayment Notice.
8.7	Notification of notice of prepayment
The Agent shall notify the Lenders promptly upon receiving a Prepayment Notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).
8.8	Mandatory prepayment
The Borrower shall be obliged to prepay the whole of the Loan, and to comply with Clause 8.11, if the Ship is sold or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or
(b)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.
8.9	Amounts payable on prepayment or cancellation
(a)	A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid, the payment of the Prepayment Fee and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.
(b)	If the Loan is not drawdown during the Availability Period, the Borrower shall pay, on the last day of the Availability Period, the Prepayment Fee to the Agent, for distribution on a pari passu basis among the Lenders pro rata to their Commitments and the Swap Banks.
In this Clause 8.9:
"Prepayment Fee" means a non-refundable fee, payable on the date on which a prepayment or cancellation of any part of the Total Commitments is effected (other than in connection with any prepayment made in connection with a Total Loss of the Ship pursuant to Clause 8.8(b), or, if the Total Commitments are not drawn by the end of the Availability Period, on the last day of the Availability Period) in an amount equal to:
(i)	during the period commencing on the date of this Agreement and ending on the date falling on the second anniversary thereof, 0.75 per cent.; and

(ii)	at all times thereafter, 0 per cent.,
in each case, of the amount prepaid or cancelled or not drawn by the end of the Availability Period.
8.10	Application of partial prepayment or cancellation
Each partial prepayment shall be applied as follows:
(a)	during the period commencing on the Drawdown Date and ending on the third anniversary thereof, first against the Balloon Instalment and thereafter against the Instalments in inverse order of maturity; and
(b)	subject to paragraph (a) above, at all times thereafter, pro rata against the Balloon Instalment and the Instalments outstanding at any relevant time.
8.11	No reborrowing
No amount repaid, prepaid or cancelled may be re-borrowed.
8.12	Unwinding of Designated Transactions
On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.
8.13	Prepayment of Swap Benefit
If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall be applied first towards prepayment of the Loan in accordance with the provisions of Clause 8.11 and authorise the Swap Bank to pay such amount to the Agent for such purpose and any balance thereof (if applicable) shall be released to the Borrower Provided that no Event of Default or Potential Event of Default has occurred at the relevant time.
9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default
Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:
(a)	that, on or before the service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers, the structuring fee payable pursuant to Clause 20.1(a) and any accrued commitment fee payable pursuant to Clause 20.1(c);
(b)	that, on the Drawdown Date but prior to the making of the Loan, the Agent receives or is satisfied that it will receive on the making of the Loan the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;
(c)	that, on or before the Drawdown Date, the Agent has received all accrued commitment fee payable pursuant to Clause 20.1;

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;
(ii)	the representations and warranties in Clause 10.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and
(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing and there has been no Material Adverse Change;
(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and
(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.
9.2	Waiver of conditions precedent
If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).
10	REPRESENTATIONS AND WARRANTIES
10.1	General
The Borrower represents and warrants to each Creditor Party as follows.
10.2	Status
The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.
10.3	Share capital and ownership
The Borrower has an authorised share capital of 500 registered and/or bear shares of no par value, all of which shares have been issued, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.
10.4	Corporate power
The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute any Underlying Document and register the Ship in its name under an Approved Flag;
(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a party and the Master Agreement.
10.5	Consents in force
All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6	Legal validity; effective Security Interests
The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
10.7	No third party Security Interests
Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:
(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.
10.8	No conflicts
The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.
10.9	No withholding taxes
All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.
10.10	No default
No Event of Default or Potential Event of Default has occurred.

10.11	Information
All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.7; and there has been no change in the financial position or state of affairs of the Borrower or the Group from that disclosed in the latest of those accounts.
10.12	No litigation
No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which would, in either case, be likely to have a Material Adverse Effect.
10.13	Validity and completeness of any Underlying Documents
Each Underlying Document constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:
(a)	each of the copies of that Underlying Document delivered to the Agent before the date of this Agreement is a true and complete copy; and
(b)	no amendments or additions to that Underlying Document have been agreed nor has a party to that Underlying Document waived any of their respective rights thereunder.
10.14	Compliance with certain undertakings
At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.7 and 11.11.
10.15	Taxes paid
The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.
10.16	ISM Code and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, each Approved Manager and the Ship have been complied with.
10.17	No money laundering
Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account;  (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement;  and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council) of the European Union of 26 October 2005) and comparable United States Federal and state laws.  The Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements.

10.18	No rebates etc.
There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Builder or a third party in connection with the acquisition by the Borrower of the Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.
10.19	No immunity
The Borrower is not nor any of its assets is entitled to immunity on grounds of sovereignty or otherwise from any legal action or proceeding (including, without limitation, suit, attachment prior to judgement, execution or other enforcement).
10.20	Choice of law
The choice of the laws of England to govern the Loan Agreement and those other Finance Documents (save for the Account Security Deeds) which are expressed to be governed by the laws of England and the laws of Germany to govern the Account Security Deeds and the laws of the applicable Approved Flag State to govern the Mortgage (other than any applicable deed of covenant which shall be governed by English law) constitutes a valid choice of law and the submission by the Borrower or, as the case may be, the relevant Security Parties thereunder to the non-exclusive jurisdiction of the Courts of England or, in the case of the Account Security Deeds, Germany or, in the case of the Mortgage, the applicable Approved Flag State is a valid submission and does not contravene the laws of that Approved Flag State and the laws of England or, in the case of the Account Security Deeds, Germany or, in the case of the Mortgage, the applicable Approved Flag State will be applied by the courts of the that Approved Flag State if the Loan Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England or, in the case of the Account Security Deeds, Germany or, in the case of the Mortgage, the applicable Approved Flag State.
10.21	Pari passu ranking
The obligations of each Security Party under the Finance Documents to which it is a party are direct, general and unconditional obligations and rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.
10.22	Sanctions
(a)	No Security Party:
(i)	is a Prohibited Person;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;
(iii)	owns or controls a Prohibited Person; or
(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee.
(b)	No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
10.23	Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrower:
(a)	on the date of service of the Drawdown Notice;
(b)	on the Drawdown Date; and
(c)	on the first day of each Interest Period and on the date of the Compliance Certificate issued pursuant to Clause 12.5 and any compliance certificate issued pursuant to clause 11.20(a) of the Guarantee, as if made with reference to the facts and circumstances existing on each such day.
11	GENERAL UNDERTAKINGS
11.1	General
The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
11.2	Title; negative pledge
The Borrower will:
(a)	hold the legal title to, and own the entire beneficial interest in the Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and
(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrower's rights against the Swap Counterparty under the Master Agreement or all or any part of the Borrower's interest in any amount payable to the Borrower by the Swap Counterparty under the Master Agreement).
11.3	No disposal of assets
The Borrower will not transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.13 applies.
11.4	No other liabilities or obligations to be incurred
The Borrower will not incur any liability or obligation except:
(a)	liabilities and obligations under the Underlying Documents and the Finance Documents to which it is a party; and
(b)	liabilities or obligations reasonably incurred in the ordinary course of operating, maintaining and chartering the Ship.

11.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.
11.6	Provision of financial statements
The Borrower will send or procure that there are sent to the Agent:
(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Guarantor (commencing with the accounts for the Financial Year which ended on 31 December 2015) the consolidated audited annual accounts of the Guarantor for that Financial Year;
(b)	as soon as possible, but in no event later than 90 days after the end of each 6-month period ending on 30 June and 31 December in each Financial Year of the Borrower, or as the case may be, the Guarantor, the unaudited accounts (including a balance sheet) of the Borrower and the Guarantor for that 6-month period (commencing with the accounts for the 6-month which ended on 31 December 2015), duly certified as to their correctness by the chief financial officer of the Borrower or (as applicable) the Guarantor; and
(c)	as soon as possible, but in no event later than 30 days after the end of each Financial Year of the Borrower, a liquidity and cash flow forecast demonstrating the Borrower's forecast viability and liquidity of the two subsequent Financial Years of the Borrower (in a form acceptable to the Agent); and
(d)	promptly after each reasonable request by the Agent, such further financial or other information in respect of the Borrower, the Ship, the Earnings, the Insurances, the other Security Parties and the Group (including, without limitation any sale and purchase agreements, investment brochure(s), shipbuilding contracts, charter agreements) or to any other matter relevant to, or to any provision of, a Finance Document.
11.7	Form of financial statements
All accounts delivered under Clause 11.6 will:
(a)	be prepared in accordance with all applicable laws and GAAP (and, in the case of any audited financial statements, be prepared by auditors acceptable to the Agent);
(b)	give a true and fair view of the state of affairs of the Borrower and the Group at the date of those accounts and of its profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of the Borrower and the Group.
11.8	Creditor notices
The Borrower will send the Agent:
(a)	whilst an Event of Default is in existence, at the same time as they are dispatched; and
(b)	at all other times, upon the Agent's request,
copies of all communications which are despatched to the Borrower's creditors or any class of them.
11.9	Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:
(a)	for the Borrower to perform its obligations under any Finance Document and/or any Underlying Document to which it is or, as the case may be, will be a party;
(b)	for the validity or enforceability of any Finance Document and/or Underlying Document to which each is or, as the case may be, will be a party; and
(c)	for the Borrower to continue to own and operate the Ship,
and the Borrower will comply with the terms of all such consents.
11.10	Maintenance of Security Interests
The Borrower will:
(a)	at its own cost, do all that it is necessary can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
11.11	Notification of litigation
The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document and the Borrower shall procure that reasonable measures are taken for the defence in any such legal or administration action.
11.12	No amendment to Underlying Contracts
The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, an Underlying Contract or any of its provisions.
11.13	No amendment to Master Agreement
The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions.
11.14	Principal place of business
The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2 at the commencement of this Agreement; and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than Greece.
11.15	Confirmation of no default

The Borrower will, within 5 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the authorised representative or a director of the Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
The Agent may serve requests under this Clause 11.15 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.15 does not affect the Borrower's obligations under Clause 11.16.
11.16	Notification of default
The Borrower will notify the Agent as soon as the Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will keep the Agent fully up‑to‑date with all developments.
11.17	Provision of copies and translation of documents
The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.
11.18	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or
(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12	CORPORATE UNDERTAKINGS
12.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit in writing.
12.2	Maintenance of status
The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.
12.3	Negative undertakings
The Borrower will not:
(a)	carry on any business other than the ownership, chartering and operation of the Ship; or
(b)	pay any dividend if at the relevant time an Event of Default is in existence or will arise from the payment of such dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or
(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or
(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;
(d)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;
(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;
(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks enter into any transaction in a derivative other than Designated Transactions pursuant to Clause 2.4; or
(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.
12.4	Financial Covenants
The Borrower shall ensure that at all times:
(a)	The ratio of Total Debt to Total Assets shall not exceed 0.8:1; and
(b)	the ratio of EBITDA to Net Interest Expenses shall not be less than 2.5:1.
12.5	Compliance Check

Compliance with the undertakings contained in Clause 12.4 shall be determined semi-annually:
(a)	at the time the Agent receives the unaudited accounts of the Borrower pursuant to Clause 11.6(b), by reference to such unaudited accounts; and
(b)	at any other time as the Lenders may reasonably request by reference to such evidence as the Lenders may require to determine and calculate the financial covenants referred to in Clause 12.4.
At the same time as it delivers the unaudited accounts referred to in this Clause 11.6(b), the Borrower shall deliver to the Agent a Compliance Certificate, in the form set out in Schedule 6, demonstrating its compliance (or not, as the case may be) with the provisions of Clause 12.4 signed by the chief financial officer of the Guarantor.
13	INSURANCE
13.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 as from the Delivery Date and at all times thereafter during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.
13.2	Maintenance of obligatory insurances
The Borrower shall keep the Ship insured at the expense of the Borrower against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than hull value);
(c)	protection and indemnity risks (including, without limitation, oil pollution risks and protection and indemnity war risks in excess of the amount for war risks (hull) in each case in the highest amount available in the international insurance market); and
(d)	any other risks against which the Agent acting on the instructions of the Majority Lenders, having regard to practices, recommendations and other circumstances prevailing at the relevant time, may from time to time require by notice to the Borrower (excluding loss of hire insurance).
13.3	Terms of obligatory insurances
The Borrower shall effect such insurances in such amounts in such currency and upon such terms (including LSW 1189 or comparable mortgage clauses, if required by the Agent,) as shall from time to time be approved in writing by the Agent, but in any event as follows:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, on an agreed value basis in approved amounts but in any event not less than an amount equal to at least the higher of (i) an amount equal to 120 per cent. of the aggregate of (A) the Loan and (B) any Swap Exposure and (ii) the Market Value of the Ship;
(c)	in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the International Group of Protection and Indemnity Clubs) and the international marine insurance market (currently $1,000,000,000 for any one accident or occurrence);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship;
(e)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;
(f)	on approved terms and conditions;
(g)	such other risks of whatever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of a vessel similar to the Ship; and
(h)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations, and have a Standard & Poor's rating of at least BBB or a comparable rating by any other rating agency acceptable to the Security Trustee (acting with the authorisation of the Majority Lenders).
13.4	Further protections for the Creditor Parties
In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:
(a)	name the Borrower as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;
and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation they may have under any applicable law against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;
(e)	the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;
(f)	the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than the Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;
(g)	the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;
(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and
(i)	the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall only be effective against to the Security Trustee 14 days after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.
13.5	Renewal of obligatory insurances
The Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance:
(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Majority Lenders' approval pursuant to paragraph (a); and
(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall prior to the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6            Copies of policies; letters of undertaking
The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non‑payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry
The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee, upon request, with:
(a)	a certified copy of the certificate of entry for the Ship;
(b)	original(s) of a letter or letters of undertaking in such form as may be required by the Majority Lenders;
(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Borrower in relation to the Ship in accordance with the requirements of such protections and indemnity association; and
(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority or, as the case may be, protection and indemnity associations in relation to the Ship (if applicable).
(e)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
13.8	Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Restrictions on employment
The Borrower shall not employ the Ship, nor shall permit it to be employed, outside the cover provided by any obligatory insurances.
13.12	Compliance with terms of insurances
The Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;
(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;
(c)	the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Manager complies with this requirement; and
(d)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.13	Alteration to terms of insurances
The Borrower shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.
13.14	Settlement of claims
The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances and shall do all things necessary to ensure such collection or recovery is made.
13.15	Provision of copies of communications
The Borrower shall provide the Security Trustee, at the time of each such communication, with copies of all written communications (other than communications of a routine nature) between the Borrower and:
(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls;
(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and
(iii)	a claim under any obligatory insurances of the Ship.
13.16	Provision of information and further undertakings
In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents and the Borrower shall:
(c)	promptly provide the Agent with full information regarding any Major Casualty or in consequence whereof the Ship has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to the Ship only with the Agent's prior written consent;
(d)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 or dealing with or considering any matters relating to any such insurances and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).
13.17	Mortgagee's interest and additional perils insurances
The Security Trustee effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:
(a)	a mortgagee's interest insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document (in an amount of up to 120 per cent. of the aggregate of (i) the Loan and (ii) any Swap Exposure) which directly or indirectly result from loss of or damage to the Ship or a liability of the Ship or of the Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or
(iii)	any other matter capable of being insured against under a mortgagee's interest marine insurance policy whether or not similar to the foregoing; and
(b)	a mortgagee's interest additional perils insurance providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee's interest additional perils policy whether or not similar to the foregoing, and in an amount of up to 120 per cent. of the aggregate of (i) the Loan and (ii) any Swap Exposure, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
13.18	Review of insurance requirements
The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting the Borrower, the Ship and its Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject) and the Borrower shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.
13.19	Modification of insurance requirements
The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.
13.20	Compliance with mortgagee's instructions
The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.
14	SHIP COVENANTS
14.1	General
The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 as from the Delivery Date and at all times thereafter during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship's name and registration
The Borrower shall keep the Ship registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.
14.3	Repair and classification
The Borrower shall keep the Ship in a good and safe condition and state of repair, sea and cargo worthy in all respects:
(a)	consistent with first‑class ship ownership and management practice;
(b)	so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS (excluding the China Classification Society and the Russian Maritime Registry of Shipping) and acceptable to the Agent; and
(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.
14.4	Classification Society undertaking
The Borrower shall instruct the classification society referred to in Clause 14.3(b) (and use its best endeavours so that the classification society undertakes with the Security Trustee):
(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship;
(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship at the offices of the classification society and to take copies of them;
(c)	to notify the Security Trustee immediately in writing if the classification society:
(i)	receives notification from the Borrower or any other person that the Ship's classification society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Borrower's or the Ship's membership of the classification society;
(d)	following receipt of a written request from the Security Trustee:
(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or
(ii)	if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Modification
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.
14.6	Removal of parts
The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
14.7	Surveys
The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.
14.8	Inspection
The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.
14.9	Prevention of and release from arrest
The Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.
14.10	Compliance with laws etc.
The Borrower shall:
(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, Sanctions and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code and any Sanctions; and
(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.
14.11	Provision of information
The Borrower shall promptly provide the Security Trustee with any information which it requests regarding:
(a)	the Ship, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the Ship's master and crew;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;
(d)	any towages and salvages; and
(e)	the Borrower's, the Approved Manager's or the Ship's compliance with the ISM Code and the ISPS Code, and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower's or the Approved Manager's Document of Compliance, Safety Management Certificate and the ISSC.
14.12	Notification of certain events
The Borrower shall immediately notify the Security Trustee by letter of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or condition or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;
(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;
(e)	any intended dry docking of the Ship;
(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;
and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.
The Borrower shall not:
(a)	let the Ship on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(c)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(d)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;
(e)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(f)	de‑activate or lay up the Ship; or
(g)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or the Earnings for the cost of such work or for any other reason.
14.14	Notice of Mortgage
The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred, or, as the case may be, priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.
14.15	Sharing of Earnings
The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings.
14.16	ISPS Code
The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for the Ship an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
14.17	Sanctions and Ship trading
Without limiting Clause 14.10, the Borrower shall procure:

(a)	that the Ship shall not be used by or for the benefit of a Prohibited Person;
(b)	that the Ship shall not be used in trading in any manner contrary to Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Security Party).;
(c)	that such Ship shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and
(d)	that each charterparty in respect of the Ship shall contain, for the benefit of the Borrower, language which gives effect to the provisions of Clause 14.10 and of this 14.17 and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Security Party).
14.18	Charterparty Assignment
If the Borrower enters into an Assignable Charter, the Borrower shall:
(a)	execute in favour of the Security Trustee a Charterparty Assignment in respect of that Assignable Charter (such Charterparty Assignment to be notified to the relevant charterer and any charter guarantor and the Borrower to procure that receipt of such notice is acknowledged by the relevant charterer and any charter guarantor); and
(b)	without limiting the generality of the above, if that Assignable Charter is a bareboat charter, procure that the bareboat charterer shall promptly execute in favour of the Security Trustee an assignment of (inter alia) all its rights, title and interest in and to the Insurances in respect of the Ship effected either by the Borrower or by the bareboat charterer and a letter of undertaking in favour of the Security Trustee whereby (inter alia) the interests of the bareboat charterer under the bareboat charter are fully subordinated to the interests of the Security Trustee and the other Creditor Parties under the Finance Documents, each to be in an Agreed Form and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 4, 5, 9 and 11 of Schedule 3, Part A, as the Agent may require.
15	SECURITY COVER
15.1	Minimum required security cover
Clause 15.2 applies if the Agent notifies the Borrower that:
(a)	the Market Value of the Ship; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15 (together with any cash standing to the credit of the Debt Service Reserve Account), is below the Relevant Percentage of the aggregate of the Loan and the Swap Exposure.
In this Clause 15.1, "Relevant Percentage" means:
(i)	for the period commencing on the Initial Charter Delivery Date and ending on the third anniversary thereof, 125 per cent; and
(ii)	subject to paragraph (i) above, at all other times 143 per cent.
15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 30 days after the date on which the Agent's notice is served under Clause 15.1 notifying the amount of the shortfall (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security acceptable to the Agent (acting on the instructions of the Majority Lenders) which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.
15.3	Valuation of Ship
The Market Value of the Ship or any Fleet Vessel at any date is that shown by a valuation addressed to the Agent to be prepared:
(a)	by an Approved Broker appointed and selected by the Agent;
(b)	as at a date not more than 21 days previously;
(c)	with or without physical inspection of the Ship or that Fleet Vessel (as the Agent may require);
(d)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and
(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale,
Provided that if the Borrower does not agree with the results of the valuation obtained by the Agent (by providing the Agent a written notice), it may in its discretion and at its expense:
(i)	select and appoint a second Approved Broker to prepare a valuation in accordance with this Clause 15.3; and
(ii)	if the difference between the 2 valuations obtained at any time pursuant to this Clause 15.3 is greater than $500,000, select and appoint a third Approved Broker to commission a further valuation, each to be addressed to the Agent and otherwise prepared in accordance with this Clause 15.3 and, subject to the Agent receiving the second and (if applicable) the third such valuation within 10 days of the Borrower's notice to it, the Market Value of the Ship in such circumstances shall be the average of the initial valuation and the valuation(s) provided by the second and (if applicable) the third Approved Broker.
15.4	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.
15.5	Valuations binding
Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information
The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or that Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.
15.7	Payment of valuation expenses
Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.
15.8	Frequency of valuations
The Borrower acknowledges and agrees that the Agent may commission valuation(s) of the Ship at such times as the Agent shall deem necessary and, in any event, not less than once a year during the Security Period, such one-year period commencing on the Drawdown Date.
15.9	Application of prepayment
Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2.
16	PAYMENTS AND CALCULATIONS
16.1	Currency and method of payments
All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(a)	by not later than 11.00 a.m. (New York City time) on the due date;
(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);
(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and
(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day
If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.
16.3	Basis for calculation of periodic payments
All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
16.4	Distribution of payments to Creditor Parties
Subject to Clauses 16.5, 16.6 and 16.7:
(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, the Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and
(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and the Swap Counterparty pro rata to the amount in that category which is due to it.
16.5	Permitted deductions by Agent
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Counterparty to pay on demand.

16.6	Agent only obliged to pay when monies received
Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Counterparty until the Agent has satisfied itself that it has received that sum.
16.7	Refund to Agent of monies not received
If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Counterparty, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.
16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
16.9	Creditor Party accounts
Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.10	Agent's memorandum account
The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.
16.11	Accounts prima facie evidence
If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.
17	APPLICATION OF RECEIPTS
17.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);
(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under section 9(h) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the relevant Swap Counterparty at the time of application or distribution under this Clause 17); and
(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of the Swap Counterparty (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);
(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
17.2	Variation of order of application
The Agent may, with the authorisation of the Majority Lenders and the Swap Counterparty, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
17.3	Notice of variation of order of application
The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
17.4	Appropriation rights overridden
This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.
18	APPLICATION OF EARNINGS; SWAP PAYMENTS
18.1	Payment of Earnings and Swap Payments
The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period;
(a)	subject only to the provisions of the General Assignment, all the Earnings are paid to the Earnings Account; and
(b)	all payments by the Swap Counterparty to the Borrower under each Designated Transaction are paid to the Earnings Account.
18.2	Debt Service Reserve Amount
The Borrower undertakes with each Creditor Party to ensure that:
(a)	On the last day of each month during the period commencing on the Initial Charter Delivery Date and ending on the third anniversary thereof, there shall be transferred and maintained to the credit of the Debt Service Account an amount equal to the one thirty-sixth of the Six Month's Debt Service; and
(b)	during the period commencing on the third anniversary of the Initial Charter Delivery Date and at all times thereafter until the final Repayment Date, the credit balance of the Debt Service Reserve Account is at least equal to the Six Month's Debt Service.
18.3	Location of accounts
The Borrower shall promptly:
(a)	comply with any requirement of the Agent as to the location or re‑location of the Earnings Account and/or the Debt Service Reserve Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and/or the Debt Service Reserve Account.
18.4	Debits for expenses etc.
The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account and/or the Debt Service Reserve Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21 and the Borrower hereby instructs and authorises the Agent, and the Agent shall be entitled to make use of these instructions upon its sole discretion, to debit the Earnings Account and/or the Debt Service Reserve Account on each Repayment Date with the amount of the Instalment due on such date and on each date when interest is payable, with the amount of the relevant accrued interest.
18.5	Borrower's obligations unaffected
The provisions of this Clause 18 (as distinct from a distribution effected under Clause 17 do not affect:
(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.
19	EVENTS OF DEFAULT
19.1	Events of Default
An Event of Default occurs if:
(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document; or
(b)	any breach occurs of Clause 9.2, 10.19, 10.20, 10.22, 11.2, 11.3, 11.18, 12.2, 12.3, 12.4, 14.17, 15.2 or 18.2 of this Agreement or clause 11.19 of the Guarantee; or
(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 Business Days after written notice from the Agent requesting action to remedy the same ;or
(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or
(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or
(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (exceeding, in the case of the Guarantor, $700,000 (or the equivalent in any other currency) in aggregate):
(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or
(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or
(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person and/or the Approved Initial Charterer:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order in respect of a sum of, or sums aggregating, in each case, $100,000 or more (or the equivalent in any other currency); or
(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or
(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or
(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or
(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or
(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or
(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or
(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing.
(h)	the Borrower or any other Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or
(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for the Borrower or any Security Party to perform any of its obligations, discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or
(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document;
(j)	any obligation of a Borrower or any Security Party under the Finance Documents is not or ceases to be legal, valid, binding or enforceable, or any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Finance Document is alleged by a party to it (other than a Creditor Party) to be ineffective; or

(k)	any Finance Document proves to have ranked after, or loses its priority to, any other Security Interest; or
(l)	any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or an Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or
(m)	it evidently appears to the Majority Lenders that, without their prior consent, a change has occurred after the date of this Agreement in the direct or legal ownership of any of the shares in the Borrower or in the control of the voting rights attaching to any of those shares; or
(n)	without the Agent's prior written consent any member of the Pistiolis Family (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis and/or trusts of foundations of which any member of the Pistiolis Family are beneficiaries) cease to own in aggregate at least 20 per cent. of the share capital of the Guarantor; or
(o)	the Approved Initial Charter is terminated or rescinded or for any reason ceases to remain in full force and effect prior to its contractual termination date unless (i) the Approved Initial Charter is replaced within 60 days of the date on which the Approved Initial Charter ceases to be in full force and effect, by another time charter which the Lender deems, in its sole and absolute discretion, to be acceptable and (ii) the Borrower complies with the provisions of Clause 14.18 in connection with the said replacement charter;
(p)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or
(q)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(r)	Mr Evangelos John Pistiolis ceases to be the Chairman or the Chief Executive Officer of the Guarantor; or
(s)	without the prior written consent of the Agent, the shares of the Guarantor cease to be listed on the NASDAQ;
(t)	an Event of Default (as defined in section 14 of the Master Agreement) occurs; or
(u)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or
(v)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of a Relevant Person and/or the Approved Initial Charterer; or
(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person and/or the Approved Initial Charterer; or
(iii)	the threat or commencement of legal or administrative action involving a Relevant Person or the Ship or the Approved Initial Charterer; or

(iv)	the withdrawal of any material license or governmental or regulatory approval in respect of the Ship, the Approved Initial Charterer, a Relevant Person or their business, in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or the Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall.
19.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or
(ii)	serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparty are entitled to take under any Finance Document or any applicable law.
19.3	Termination of Commitments
On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.
19.4	Acceleration of Loan
On the service of a notice under Clause 19.2(a)(i), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
19.5	Multiple notices; action without notice
The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
19.6	Notification of Creditor Parties and Security Parties
The Agent shall send to each Lender, the Swap Counterparty, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired
Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparty under a Finance Document, or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.
19.8	Exclusion of Creditor Party liability
No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or ( as the case may be) such receiver's or manager's own partners or employees.
19.9	Relevant Persons
In this Clause 19, a "Relevant Person" means the Borrower and/or any Security Party.
19.10	Interpretation
In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.
19.11	Position of Swap Bank
Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.
20	FEES AND EXPENSES
20.1	Structuring, drop dead and commitment fees
The Borrower shall pay to the Agent:
(a)	a non-refundable structuring fee in the amount of $231,850 for the Agent's account payable at the earlier of (i) the Drawdown Date and (ii) the last date of the Availability Period; and
(b)	if the Loan is not drawn down by the end of the Availability Period, a non-refundable drop dead fee in the amount of $20,000 for the Agent's account payable on the last date of the Availability Period; and

(c)	a non-refundable commitment fee at the rate of 1 per cent. per annum on the undrawn or uncancelled amount of the Total Commitments, payable to the Agent quarterly in arrears for distribution among the Lenders pro rata to their Commitments, during the period from (and including) 4 April 2016 (being the date of acceptance of the Agent's commitment letter by the Borrower) to the earlier of (i) the Drawdown Date and (ii) the last date of the Availability Period (and on the last day of such period).
20.2	Costs of negotiation, preparation etc.
The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.
20.3	Costs of variations, amendments, enforcement etc.
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:
(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made (other than any amendment or supplement to a Finance Document or any other document to be executed in respect of the transfer of a Lender's right pursuant to Clause 26.2 or in relation to the creation of a Security Interest over Lender's right in accordance with Clause 26.17);
(b)	any consent or waiver by the Lenders, the Swap Bank, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or
(d)	any step taken by the Lender or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
20.4	Documentary taxes
The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.
20.5	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
21	INDEMNITIES
21.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7) including, but not limited to, any costs and expenses of enforcing any Security Interests created by the Finance Documents and any claims, liabilities and losses which may be brought against, or incurred by, a Creditor Party when enforcing any Security Interests created by the Finance Documents; and
(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (including, without limitation, any costs, expenses or liabilities incurred for a Creditor Party in relation to any Insurances taken or arranged by that Creditor Party following the occurrence of an Event of Default in relation to port risks, new liability insurance or any other type of insurance), and in respect of any tax (other than tax on its overall net income or a Tax Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
21.2	Breakage costs
Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:
(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and
(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.
21.3	Miscellaneous indemnities
The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:
(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or
(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.
Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.
21.4	Environmental Indemnity
Without prejudice to their generality, Clauses 21.1 and 21.4 cover any claims, demands, proceedings, liabilities, taxes, losses, liabilities or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code or any Environmental Law.
21.5	Currency indemnity
If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.5, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrower shall indemnify in full the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.
21.6	Application to Master Agreement
For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from the Borrower to the Swap Counterparty under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) shall apply.
21.7	Certification of amounts
A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender
For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
22	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions
All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set‑off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes
If the Borrower is required by law to make a tax deduction from any payment:
(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
22.3	Evidence of payment of taxes
Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
22.4	Exclusion of tax on overall net income
In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income (other than a FATCA Deduction).
22.5	Application to Master Agreement
For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Counterparty under or in connection with the Master Agreement as to which sums the provisions of section 9(h) (Deduction or Withholding for Tax) of the Master Agreement shall apply.
22.6	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Creditor Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	If a Borrower is a US Tax Obligor, or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or
(iii)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(ii)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.
(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
22.7	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.
23	ILLEGALITY, ETC.
23.1	Illegality
This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.
23.2	Notification of illegality
The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.
23.3	Prepayment; termination of Commitment
On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4	Mitigation
If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24	INCREASED COSTS
24.1	Increased costs
This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or
(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or
(c)	the implementation or application of or compliance with Basel II or any other law or regulation implementing Basel II or any of the approaches provided for and allowed to be used by banks under or in connection with Basel II, in each case when compared to the cost of complying with such regulations as determined by the Agent (or parent company of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company); or
(d)	the implementation or application of or compliance with Basel III or any other law or regulation which implements or applies Basel III (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, the Notifying Lender or any of its affiliates) is that the Notifying Lender (or a parent company of it), the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".
24.2	Meaning of "increased costs"
In this Clause 24, "increased costs" means, in relation to a Notifying Lender:
(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of its rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or
(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or a FATCA Deduction.
For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.
24.3	Notification to Borrower of claim for increased costs
The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.
24.4	Payment of increased costs
The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
24.5	Notice of prepayment
If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.
24.6	Prepayment; termination of Commitment
A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.
24.7	Application of prepayment
Clause 8 shall apply in relation to the prepayment.

25	SET-OFF
25.1	Application of credit balances
Each Creditor Party may without prior notice:
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and
(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected
No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
25.3	Sums deemed due to a Lender
For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
25.4	No Security Interest
This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.
26	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by Borrower
The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.
26.2	Transfer by a Lender
Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, without needing the consent of the Borrower or any Security Party, cause:
(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b); or

(d)	all or part of its credit risk under this Agreement and the other Finance Documents, to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by (including in either case, without limitation and to the extent applicable, KEV refinancing):
(i)	any bank that is regularly engaged in lending to the shipping market or which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets:
(ii)	any other Lender, an affiliate of a Lender or a member of the European System of Central Banks
(iii)	any insurance company;
(iv)	any financial institution, social security or pension fund or other entity;
(v)	any financing or capital investment company;
(vi)	any financial intermediary or special purpose vehicle with or without legal personality; or
(vii)	following the occurrence of an Event of Default which is continuing, any other person or institution,
(a "Transferee Lender")
by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.
26.3	Transfer Certificate, delivery and notification
As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, each of the other Lenders and the Swap Bank;
(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b), but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.
26.4	Effective Date of Transfer Certificate
A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate
Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
26.6	Lender re-organisation; waiver of Transfer Certificate
However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
26.7	Effect of Transfer Certificate
A Transfer Certificate takes effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;
(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;
(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;
(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and
(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.
The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.

26.8	Maintenance of register of Lenders
During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.
26.9	Reliance on register of Lenders
The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.
26.10	Authorisation of Agent to sign Transfer Certificates
The Borrower, the Security Trustee, each Lender and the Swap Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.
26.11	Registration fee
In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender.
26.12	Sub-participation; subrogation assignment
A Lender may sub‑participate (including, without limitation and to the extent applicable, KEV refinancing) all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.
26.13	Disclosure of information
(a)	A Lender may disclose to a subsidiary, parent, affiliate, its head office, a potential Transferee Lender, a sub‑participant, any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation or any of their advisers any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document (including without limitation a description of the transaction), unless the information is clearly of a confidential nature and provided that the recipient has agreed to keep any information that it receives confidential; and
(b)	for the purpose of Clauses 26.2 and 26.12, a Lender may hand over all necessary information (e.g. this Agreement, due dates, interest rate, name and address as well as documents about the economic situation and details related to the credit-worthiness) to a third party and to such persons who are for technical reasons involved in the examination of the value or the conduct of the assignment or transfer (e.g. rating agencies, chartered accountants, tax advisors, legal advisors or notary publics) and the Borrower releases such Lenders from any applicable banking secrecy and data protection legislation in this regard; and

(c)	the Borrower shall not, and shall ensure that no Security Party will, publish any details regarding the Loan or any of the Finance Documents without the Agent's prior written consent (other than any details in respect of the Loan necessary to satisfy any SEC and NASDAQ requirements).
26.14	Change of lending office
A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15	Notification
On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
26.16	Replacement of Reference Bank
If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first‑mentioned Reference Bank's appointment shall cease to be effective.
26.17	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank (including, without limitation and to the extent applicable, KEV refinancing); and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;
except that no such charge, assignment or Security Interest shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
26.18	Market Flex

The Borrower agrees that the Agent shall be entitled, after consultation with the Borrower, to change the pricing, terms and structure of the Loan outlined in this Agreement if the Agent considers that such changes would be necessary in order to ensure a successful syndication of the Loan and the Borrower shall enter into such documentation as may be required by the Agent in order to document the resultant amendments to this Agreement and any of the other Finance Documents.
27	VARIATIONS AND WAIVERS
27.1	Variations, waivers etc. by Majority Lenders
Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
27.2	Variations, waivers etc. requiring agreement of all Lenders
However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender and the Swap Bank":
(a)	a reduction in the Margin;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;
(c)	an increase in any Lender's Commitment;
(d)	a change to the definition of "Majority Lenders";
(e)	a change to Clause 3 or this Clause 27;
(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
28	NOTICES
28.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
28.2	Addresses for communications
A notice by letter or fax shall be sent:
(a) to the Borrower:	c/o the Guarantor 1 Vasilissis Sofias & Megalou Alexandrou Street 151 24 Maroussi Athens Greece Facsimile No: +30 210 61 41 272 legal@centralmare.com

(b) to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.
(c) to the Agent:	Friedrichswall 10 30159 Hannover Germany Fax No: +49 (0) 511 361 4785
(d) to the Swap Bank:	Friedrichswall 10 30159 Hannover Germany Fax No: +49 (0) 511 361 4785
(e) to the Security Trustee:	Friedrichswall 10 30159 Hannover Germany Fax No: +49 (0) 511 361 4785

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Bank and the Security Parties.
28.3	Effective date of notices
Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours
However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5	Illegible notices
Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
28.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	Electronic communication
Any communication to be made between the Agent and a Creditor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Creditor Party:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their respective addresses or any other such information supplied to them.
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.
28.8	English language

Any notice under or in connection with a Finance Document shall be in English.
28.9	Meaning of "notice"
In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
29	SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
29.3	Counterparts
A Finance Document may be executed in any number of counterparts.
29.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
30	BAIL-IN
30.1	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

31	LAW AND JURISDICTION
31.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
31.2	Exclusive English jurisdiction
Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
31.3	Choice of forum for the exclusive benefit of Creditor Parties
Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.
31.4	Process agent
The Borrower irrevocably appoints Top Properties (London) Limited at its registered office for the time being presently at 247 Gray's Inn Road, London, WC1X 8QZ, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
31.5	Creditor Party rights unaffected
Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
31.6	Meaning of "proceedings" and "Dispute"
In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
 LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
Norddeutsche Landesbank Girozentrale	Friedrichswall 10 30159 Hannover Germany Fax No: +49 (0) 511 361 4785 Email: matthias.filipiak@nordlb.de Susanne.Schipper@nordlb.de	23,185,000

SCHEDULE 2

 DRAWDOWN NOTICE
To:            Norddeutsche Landesbank Girozentrale
  Friedrichswall 10
  30159 Hannover
  Germany
  Attention: Shipping Department

DRAWDOWN NOTICE
1	We refer to the loan agreement (the "Loan Agreement") dated [●] May 2016 and made between ourselves, as Borrower, the Lenders referred to therein, and yourselves as Agent and as Swap Bank and Security Trustee in connection with a facility of up to $23,185,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.
2	We request to borrow as follows:
(a)	Amount: $[●];
(b)	Drawdown Date: [●] 2016;
(c)	[Duration of the first Interest Period shall be [3] months;] and
(d)	Payment instructions: account in our name and numbered [●] with [●] of [●].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4	This notice cannot be revoked without the prior consent of the Majority Lenders.
5	[We authorise you to deduct the structuring fee payable pursuant to Clause 20.1(a) and any accrued commitment fee payable pursuant to Clause 20.1(c) from the amount of the Loan.]

[Name of Signatory]

Director
for and on behalf of
MONTE CARLO SEVEN SHIPPING COMPANY LIMITED

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a) required on or before the date of this Agreement.
1	A duly executed original of each Finance Document (other than the Finance Documents listed in Part B below) and of each document required to be delivered under each of them.
2	Copies of the certificate of incorporation and constitutional documents of the Borrower, the Guarantor and any other Security Party and any company registration documents in respect of the Borrower, the Guarantor and any Security Party (including, without limitation, any corporate register excerpts) required by the Agent.
3	Copies of resolutions of the directors and shareholders of the Borrower, the Guarantor and any other Security Party authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named representatives to give the Drawdown Notice and other notices under this Agreement.
4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower, the Guarantor and any other Security Party.
5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.
6	Certified true copies of each of the Shipbuilding Contract and the Approved Initial Charter duly executed by the parties thereto.
7	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the parties to each of the Shipbuilding Contract and the Approved Initial Charter and of all documents to be executed by the parties thereto thereunder.
8	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account and the Debt Service Reserve Account.
9	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.
10	Any documents required by the Agent in respect of the Borrower, the Guarantor and any other Security Party (and their respective shareholders) to satisfy the Lenders' "know your customer" and money laundering requirements.
11	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Liberia, the Marshall Islands and such other relevant jurisdictions as the Agent may require.
12	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B
The following are the documents referred to in Clause 9.1(b) required on or before the Drawdown Date.
1	A duly executed original of the Mortgage, the General Assignment, the Charterparty Assignment in respect of the Approved Initial Charter, the Master Agreement and the Master Agreement Assignment (and of each document to be delivered by each of them).
2	Documentary evidence that:
(a)	the Ship has been unconditionally delivered by the relevant Builder to, and accepted by, the Borrower under the Shipbuilding Contract, and the full Contract Price payable under that Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid (together with a copy of each of the documents delivered by the Builder to the Borrower under the Shipbuilding Contract to which it is a party, including, but not limited to the bill of sale, the commercial invoice and the protocol of delivery and acceptance) relating to the Ship;
(b)	the Ship is definitively and permanently registered in the name of the Borrower under an Approved Flag;
(c)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(d)	the Ship maintains the class specified in Clause 14.3(b) with a first class classification society which is a member of IACS (including, without limitation, the American Bureau of Shipping but excluding China Classification Society and the Russian Maritime Registry of Shipping) as the Agent may approve free of all overdue recommendations and conditions of such classification society;
(e)	the Mortgage has been duly registered or recorded against the Ship as a valid first preferred or, as the case may be, priority mortgage in accordance with the laws of the an Approved Flag State; and
(f)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
3	Evidence that the Borrower's equity portion in relation to the Contract Price and any other amount payable by the Borrower to the Builder pursuant to the Shipbuilding Contract upon delivery of the Ship has been remitted in full to the Builder or has been deposited with the Agent not later than 2 Business Day prior to the due date of that amount, to be paid simultaneously with drawdown of the Loan.
4	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:
(a)	the Approved Manager's Undertaking relative thereto;
(b)	copies of the management agreement, the Approved Manager's Document of Compliance, the Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires); and
(c)	a copy of the ISSC and the IAPPC in respect of the Ship.
5	Evidence satisfactory to the Agent that the Ship has been delivered to the Approved Initial Charterer in accordance with the terms of the Approved Initial Charter.

6	One valuation (or such further valuations as may be issued in accordance with Clause 15.3) of the Ship dated not more than 30 days previously, prepared by an Approved Broker in accordance with Clause 15.3.
7	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.
8	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Approved Flag State, Liberia, Marshall Islands and such other relevant jurisdictions as the Agent may require.
9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
Each of the documents specified in paragraphs 2, 3, 5 and 6 of Part A shall be notarised or legalised by a competent authority acceptable to the Agent and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

SCHEDULE 4

 TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:            [Name of Agent] for itself and for and on behalf of the Borrower, [each Security Party], the Security Trustee, each Lender and the Swap Bank, as defined in the Loan Agreement referred to below.
[●]
1	This Certificate relates to a Loan Agreement ("the "Agreement") dated [●] 2016and made between (1) Monte Carlo Seven Shipping Company Limited (the "Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) Norddeutsche Landesbank Girozentrale as Swap Bank, (4) Norddeutsche Landesbank Girozentrale as Agent and (5) Norddeutsche Landesbank Girozentrale as Security Trustee in connection with a facility of up to $23,185,000.
2	In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:
"Relevant Parties"  means the Agent, the Borrower, [each Security Party], the Security Trustee, each Lender and the Swap Bank;
"Transferor"  means [full name] of [lending office];
"Transferee"  means [full name] of [lending office].
3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4	[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].
5	[By virtue of this Certificate and Clause 26 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]
6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Agreement provides will become binding on it upon this Certificate taking effect.
7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Agreement.
8	The Transferor:
(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and
(ii)	this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and
(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.
9	The Transferee:
(a)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender or the Swap Bank in the event that:
(i)	any of the Finance Documents prove to be invalid or ineffective;
(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;
(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under any of the Finance Documents;
(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;
(d)	warrants to the Transferor and each Relevant Party that:
(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and
(ii)	that this Certificate is valid and binding as regards the Transferee;
(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.
11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 9 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]
By:	By:
Date:	Date:
Agent
Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party
[Name of Agent]
By:
Date:

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:
Note:            This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

 DESIGNATION NOTICE
[Agent]
[                                   ]
[                                   ]
[                                   ]
[●]
Dear Sirs
Loan Agreement dated [●] made between (i) Monte Carlo Seven Shipping Company Limited as Borrower, (ii) the Lenders, (iii) the Swap Bank, and (iv) ourselves as Agent and Security Trustee (the "Loan Agreement").
We refer to:-
1	The Loan Agreement;
2	the Master Agreement dated [●] made between ourselves and the Borrower; and
3	a Confirmation delivered pursuant to the said Master Agreement dated [●] and addressed by [●] to us.
In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.
Yours faithfully,
.................................................
[NORDDEUTSCHE LANDESBANK GIROZENTRALE]

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE
To:	Norddeutsche Landesbank Girozentrale
Friedrichswall 10
30159 Hannover
Germany

Attn:	[Loans Administration]
[date]
Dear Sirs
Loan Agreement dated [●] 2016 (the "Loan Agreement") and made between (i) Monte Carlo Seven Shipping Company Limited as borrower and (ii) Norddeutsche Landesbank Girozentrale as lender in connection with a term loan facility of up to US$23,185,000.

Terms defined in the Loan Agreement shall have their defined meanings when used in this Compliance Certificate.
We refer to the financial covenants set out in clause 12.4 of the Loan Agreement and confirm that, as at the date of this Compliance Certificate, we are in compliance with the following covenants:
(a)	the ratio of Total Debt to Total Assets is [●] ; and
(b)	the ratio of EBITDA to Net Interest Expenses is [●].
To evidence such compliance, we attach a copy of our latest [semi-annual unaudited] accounts together with calculations and evidence setting out in reasonable detail the data and calculations resulting therefrom which we have used to support the confirmations made above.
No Event of Default or a Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].
______________________________________
Chief Financial Officer
for and on behalf of
MONTE CARLO SEVEN SHIPPING COMPANY LIMITED

EXECUTION PAGE

THE BORROWER
SIGNED by	)
Evangelos Ikonomou	)
for and on behalf of	)
MONTE CARLO SEVEN SHIPPING	)
COMPANY LIMITED	)
in the presence of:	) /s/ Evangelos Ikonomou

/s/ Vassiliki Georgopoulos
Vassiliki Georgopoulos
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens - Greece

THE LENDERS
SIGNED by	)
Andreas Giakoumelos	)
for and on behalf of	)
NORDDEUTSCHE	)
LANDESBANK GIROZENTRALE	)
in the presence of:	) /s/ Andreas Giakoumelos

/s/ Vassiliki Georgopoulos
Vassiliki Georgopoulos
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens - Greece

THE SWAP BANK
SIGNED by	)
Andreas Giakoumelos	)
for and on behalf of	)
NORDDEUTSCHE	)
LANDESBANK GIROZENTRALE	)
in the presence of:	) /s/ Andreas Giakoumelos

/s/ Vassiliki Georgopoulos
Vassiliki Georgopoulos
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens - Greece

THE AGENT
SIGNED by	)
Andreas Giakoumelos	)
for and on behalf of	)
NORDDEUTSCHE	)
LANDESBANK GIROZENTRALE	)
in the presence of:	) /s/ Andreas Giakoumelos

/s/ Vassiliki Georgopoulos
Vassiliki Georgopoulos
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens - Greece

THE SECURITY TRUSTEE
SIGNED by	)
Andreas Giakoumelos	)
for and on behalf of	)
NORDDEUTSCHE	)
LANDESBANK GIROZENTRALE	)
in the presence of:	) /s/ Andreas Giakoumelos

/s/ Vassiliki Georgopoulos
Vassiliki Georgopoulos
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens - Greece